Exhibit 10.4

STOCKHOLDERS AGREEMENT

BY AND AMONG

MEDIAALPHA, INC.

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF OCTOBER 27, 2020

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of October 27, 2020, is made by and among:

i. MediaAlpha, Inc., a Delaware corporation (the “Company”);

ii. White Mountains Investments (Luxembourg) S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (“WTM” and, together with any of its Permitted Affiliate Transferees (as defined below), collectively, the “WTM Investor”);

iii. Insignia QL Holdings, LLC, a Delaware limited liability company, and Insignia A QL Holdings, LLC, a Delaware limited liability company (collectively, “Insignia” and, together with any of its Permitted Affiliate Transferees, collectively, the “Insignia Investor”);

iv. Steven Yi, Eugene Nonko and Ambrose Wang (together with their respective Founder Holding Vehicles through which they indirectly hold Common Stock, each, a “Founder” and collectively, the “Founders” and, together with any of their respective Permitted Affiliate Transferees, collectively, the “Founder Investor”); and

v. such other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board (as defined below) as “Other Stockholders” (the “Other Stockholders” and, together with the WTM Investor, the Insignia Investor and the Founder Investor, the “Stockholders”).

For purposes of this Agreement, each of the WTM Investor, the Insignia Investor and the Founder Investor (treating the Founder Investor as a single Stockholder for this purpose) is a “Principal Stockholder”.

RECITALS

WHEREAS, pursuant to a Reorganization Agreement, dated as of the date hereof, the Company, QL Holdings LLC, the Principal Stockholders and certain other Persons have effected a series of reorganization transactions (collectively, the “Reorganization Transactions”);

WHEREAS, after giving effect to the Reorganization Transactions, (a) WTM will hold shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and (b) Insignia and the Founders will hold (i) shares of the Company’s Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (ii) QL Holdings LLC’s Class B-1 units (the “Class B-1 Units”), which (together with an equivalent number of shares of Class B Common Stock) will, subject to certain restrictions, be exchangeable from time to time for shares of the Class A Common Stock, or, at the Company’s election, cash of an equivalent value, pursuant to an Exchange Agreement dated as of the date hereof (the “Exchange Agreement”);

WHEREAS, on the date hereof, the Company has priced an initial public offering (the “IPO”) of shares of its Class A Common Stock pursuant to an Underwriting Agreement dated as of the date hereof; and

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth the respective rights and obligations of the Stockholders following the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 3.1(i).

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) if such specified Person is a natural Person, (A) in the event of a bona fide estate planning transaction in which such Person retains voting control of any Class A Common Stock Transferred, made for no consideration and not made with the intent to or result of circumventing the intent of this Agreement, (i) such Person’s spouse, lineal descendants (including adopted children) or ancestors, (ii) any custodian or trustee of any trust, partnership, limited liability company or other entity wholly for the benefit of, or the ownership interests of which are owned wholly by, such Person and/or any such Person’s spouse, lineal descendants (including adopted children) or ancestors or (iii) a charitable foundation under the control of such Person or (B) upon the death of such Person, his or her estate, heirs, executors or administrators or, a trustee of a trust under his or her will or transferee by intestacy. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of the WTM Investor, the Insignia Investor or the Founder Investor shall constitute an Affiliate of the Company, QL Holdings LLC or any of their respective subsidiaries.

“Affiliate Transaction” has the meaning set forth in Section 3.7.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Company.

“Business Combination Transaction” has the meaning set forth in Section 4.4.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or specifically authorized by law to be closed in the City of New York.

“Change in Control” means any transaction or series of related transactions (whether by merger, consolidation, recapitalization, liquidation or sale or transfer of Company Shares or assets (including equity securities of any subsidiary) or otherwise) as a result of which any Person or group, within the meaning of Section 13(d)(3) of the Exchange Act (other than the Principal Stockholders and their respective Affiliates, any group of which the foregoing are members and any other members of such a group), obtains ownership, directly or indirectly, of (i) Company Shares that represent more than 50% of the total voting power of the outstanding Company Shares of the Company or applicable successor entity or (ii) all or substantially all of the assets of the Company and the subsidiaries of the Company on a consolidated basis.

“Chief Executive Officer” means the chief executive officer of the Company then in office.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class A-1 Units” means the Class A-1 units of QL Holdings LLC.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Class B-1 Units” has the meaning set forth in the Recitals.

“Closing” means the closing of the IPO.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company By-laws” means the by-laws of the Company in effect on the date hereof.

“Company Charter” means the certificate of incorporation of the Company in effect on the date hereof.

“Company Shares” means (i) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested) (without double counting shares of Class A Common Stock issuable upon an exchange of shares of Class B Common Stock together with Class B-1 Units) and (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clause (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“D&O Indemnitees” has the meaning set forth in Section 3.1(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Founders” has the meaning set forth in the Preamble.

“Founder Holding Vehicles” means, collectively, QuoteLab Holdings, Inc., a Delaware corporation classified as an S corporation for U.S. federal income tax purposes, and the Founder Trusts.

“Founder Investor” has the meaning set forth in the Preamble.

“Founder Trusts” means, collectively, (i) in the case of Steven Yi, OBF Investments, LLC, a Nevada limited liability company, (ii) in the case of Eugene Nonko, O.N.E. Holdings LLC, a Washington limited liability company, and (iii) in the case of Ambrose Wang, Wang Family Investments LLC, a Washington limited liability company.

“Founder Director” has the meaning set forth in Section 3.1(a).

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Indemnitees” has the meaning set forth in Section 3.1(j).

“Insignia” has the meaning set forth in the Preamble.

“Insignia Director” has the meaning set forth in Section 3.1(a).

“Insignia Investor” has the meaning set forth in the Preamble.

“Intermediate Holdco” means Guilford Holdings, Inc., a Delaware corporation.

“IPO” has the meaning set forth in the Recitals.

“LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC dated as of the date hereof.

“Majority in Interest of the Principal Stockholders” means holders of the majority of the Common Stock beneficially owned by the Principal Stockholders.

“Necessary Action” means, with respect to a specified result, all actions reasonably necessary and reasonably within the control of the Person(s) required hereby to take such actions to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are reasonably required to achieve such result.

“Other Stockholders” has the meaning set forth in the Recitals.

“Permitted Affiliate Transferee” has the meaning set forth in Section 4.3(a).

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Stockholder” has the meaning set forth in the Preamble.

“Principal Stockholder Designee” has the meaning set forth in Section 3.1(b).

“Principal Stockholder Indemnitors” has the meaning set forth in Section 3.1(h).

“Purported Owner” has the meaning set forth in Section 4.16(a).

“Registration Statement” means the Registration Statement on Form S-1, as amended, filed by the Company with the SEC in connection with the IPO.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Restricted Shares” has the meaning set forth in Section 4.16(a).

“Restrictions” has the meaning set forth in Section 4.16(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Share Exchange” means a share exchange involving more than 50% of the shares of the Common Stock. Share exchanges effected in accordance with the Exchange Agreement shall not constitute a “Share Exchange” for purposes of this Agreement.

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Indemnitee” has the meaning set forth in Section 3.1(i).

“Tax Receivables Agreement” means the tax receivables agreement by and among the Company, QL Holdings LLC and the other parties thereto, dated as of the date hereof.

“Transfer” means, with respect to any Company Shares, any interest therein, or any other securities or equity interests, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferor” shall each have a correlative meaning.

“Transfer Agent” has the meaning set forth in Section 4.16(a).

“Unaffiliated Director” has the meaning set forth in Section 3.1(a).

“WTM” has the meaning set forth in the Preamble.

“WTM Director” has the meaning set forth in Section 3.1(a).

“WTM Investor” has the meaning set forth in the Preamble.

Section 1.2.    Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)    The term “including” is not limiting and means “including without limitation.”

(d)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)    Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(f)    References to any agreement or contract are to that agreement or contract as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1.    Existence; Authority; Enforceability. Such party (other than any party that is a natural Person) has the power and authority to enter into this Agreement and to perform its obligations hereunder. Such party (other than any party that is a natural Person) is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action on the part of its board of directors (or equivalent) and shareholders (or other holders of equity interests), if required, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.2.    Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party (other than any party that is a natural Person), (b) result in any material violation, breach, conflict, default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or an event of default), or give rise to any right of acceleration or termination or any additional material payment obligation, under the terms of any material contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected, or (c) violate any law applicable to such party, except, in the case of each of (b) and (c) with respect to the Stockholders, for any such violation, breach, conflict or default that would not impair in any material respect the ability of such Stockholder to perform its respective obligations hereunder.

Section 2.3.    Consents. Other than as expressly required herein or any consents which have already been obtained, no material consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement.

ARTICLE III

GOVERNANCE

Section 3.1.    The Board.

(a)    Composition of Initial Board. Prior to Closing, the Company and the Stockholders shall take all Necessary Action to cause the Board to be comprised of nine directors, (i) two of whom shall be designated by the WTM Investor (each, a “WTM Director”), (ii) two of whom shall be designated by the Insignia Investor (each, an “Insignia Director”), (iii) two of whom shall be designated jointly by the Founder Investor (each, a “Founder Director”) and (iv) three of whom shall be a director who meets the independence criteria set forth in Rule 10A-3 under the Exchange Act (each, an “Unaffiliated Director”). The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(1)    the class I directors shall include one WTM Director, one Insignia Director and one Founder Director;

(2)    the class II directors shall include one WTM Director, one Insignia Director and one Founder Director; and

(3)    the class III directors shall include each of the three Unaffiliated Directors.

The initial term of the class I directors shall expire immediately following the Company’s first annual meeting of stockholders at which directors are elected following the completion of the IPO. The initial term of the class II directors shall expire immediately following the Company’s second annual meeting of stockholders at which directors are elected following the completion of the IPO. The initial term of the class III directors shall expire immediately following the Company’s third annual meeting at which directors are elected following the completion of the IPO.

(b)    Principal Stockholder Representation. For so long as a Principal Stockholder holds a number of shares of Common Stock representing at least the percentage shown below of the number of shares of Common Stock issued and outstanding as of the Closing, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by such Principal Stockholder (each, a “Principal Stockholder Designee”) that, if elected, will result in such Principal Stockholder having the number of directors serving on the Board that is shown below.

Percent	Number of Directors
12.5% or greater	2
Less than 12.5% but greater than or equal to 5%	1

Upon any decrease in the number of directors that a Principal Stockholder is entitled to designate for election to the Board, such Principal Stockholder shall take all Necessary Action to cause the appropriate number of Principal Stockholder Designees to tender their resignations. The Board shall have the option, but not the obligation, to accept any such resignations, and if such resignation is accepted, the Board may take all Necessary Action to cause the authorized size of the Board to be reduced accordingly.

(c)    CEO Representation. Subject to the last sentence of Section 3.1(d), if at any time none of the Founders is the Chief Executive Officer, (i) the Chief Executive Officer shall be designated for election or appointed to the Board as promptly as reasonably practicable, (ii) the Board may take all Necessary Action to so designate or appoint such Chief Executive Officer and cause the authorized size of the Board to be increased accordingly, and (iii) if the term of such Chief Executive Officer as a director on the Board is to expire in conjunction with any annual or special meeting of stockholders at which directors are to be elected, such Chief Executive Officer shall be included in the slate of nominees recommended by the Board for election.

(d)    Vacancies. Except as provided in Section 3.1(b) and the last sentence of this Section 3.1(d), (i) each Principal Stockholder shall have the exclusive right to remove its designees from the Board, and the Company and the Principal Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the designating Principal Stockholder and (ii) each Principal Stockholder shall have the exclusive right to designate for election or appointment to the Board directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board, and the Company and the other Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Principal Stockholder as promptly as reasonably practicable. If at any time the Chief Executive Officer (A) is a Founder and is terminated for cause (as such term is defined in the employment or other similar agreement with respect to such Chief Executive Officer) or (B) is not a Founder and resigns or is terminated for any reason, the Chief Executive Officer shall resign from the Board, and the Company and the Principal Stockholders shall take all Necessary Action to remove the Chief Executive Officer from the Board and fill such vacancy with the next Chief Executive Officer in office; provided that, in the case of prong (A), the Founder Investor shall have the right to jointly designate a replacement director subject to the consent of at least one of the other Principal Stockholders, which consent shall not to be unreasonably withheld. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Principal Stockholder shall have the right to designate a replacement director, and the Company and the other Principal Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Principal Stockholder in excess of the number of directors that such Principal Stockholder is then entitled to designate for membership on the Board pursuant to Section 3.1(b).

(e)    Additional Unaffiliated Directors. For so long as any Principal Stockholder has the right to designate at least one director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed ten; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations and applicable listing requirements.

(f)    Committees. The Company shall establish and maintain an audit committee of the Board (the “Audit Committee”), a compensation committee of the Board (the “Compensation Committee”), a nominating and corporate governance committee of the Board (“Nominating and Corporate Governance Committee”), and such other Board committees as the Board deems appropriate from time to time or as may be required by applicable laws or stock exchange regulations. The committees shall have such duties and responsibilities as are customary for such committees, subject to the provisions of this Agreement. Subject to applicable laws and stock exchange regulations:

(1)    The WTM Investor and the Insignia Investor shall each have the right to have a representative appointed to serve on each committee of the Board (except for the Audit Committee), and the Founder Investor shall have the right to have a representative appointed to serve on each committee of the Board (except for the Audit Committee and the Compensation Committee), in each case for so long as such Principal Stockholder has the right to designate at least one director for election to the Board. At any time any Principal Stockholder is entitled to have a representative appointed to serve on a committee of the Board pursuant to the immediately preceding sentence but either (i) does not elect to have a representative appointed or (ii) is prohibited by applicable laws or stock exchange regulations or applicable listing requirements from having a representative appointed, such Principal Stockholder shall have the right to have a representative appointed as an observer (each, an “Observer”) to such committee.

(2)    Each Unaffiliated Director shall serve on the Audit Committee and, at all times during which this Agreement is operative and effective, the Board shall have determined that at least one director serving on the Audit Committee shall qualify as an “audit committee financial expert” under the rules and regulations of the SEC. All other directors of the Board shall have the right to participate as an Observer to the Audit Committee.

Notwithstanding the foregoing, any Observer may be excluded from any portion of any meetings and/or distributions of materials if the Company is advised by its legal counsel that such Observer’s attendance at such meeting or receipt of such materials which would adversely affect the attorney-client privilege between the Company and its legal counsel.

(g)    Reimbursement of Expenses. In accordance with the Company By-laws, the Company shall reimburse each WTM Director, Insignia Director, Founder Director and Principal Stockholder Designee for all reasonable and documented out-of-pocket expenses incurred in connection with such director’s or designee’s participation in the meetings of the Board or any committee of the Board, including reasonable travel, lodging and meal expenses.

(h)    D&O Insurance. The Company shall obtain and maintain in effect customary director and officer indemnity insurance (any such director, officer or other indemnified person covered by any such indemnity insurance policy, a “D&O Indemnitee” and, collectively, the “D&O Indemnitees”).

(i)    Indemnification. The Company shall defend, indemnify and hold harmless the Principal Stockholders, and their respective Affiliates, partners, employees, agents, directors, managers, officers and controlling Persons (any such Person, a “Stockholder Indemnitee” and, collectively, the “Stockholder Indemnitees”) from and against any and all liabilities, losses, damages, costs, expenses, taxes or obligations of any kind or nature (whether accrued or fixed, absolute or contingent) in connection therewith (including reasonable attorneys’ fees and expenses, but in each case above excluding any income taxes of the Stockholder Indemnitees or taxes based on fees or other compensation received by or paid to the Stockholder Indemnitees) incurred by such Stockholder Indemnitee before or after the date of this Agreement, arising out of any action, cause of action, suit, proceeding or claim by any Person (other than the Company or any of its subsidiaries) against such Stockholder Indemnitee (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) any Principal Stockholder’s or its Affiliates’ beneficial ownership of Common Stock or other equity securities of the Company or control or ability to influence the Company or any of its subsidiaries (other than any such Actions (x) to the extent such Actions arise out of any breach of this Agreement by a Stockholder Indemnitee or its Affiliates or the breach of any fiduciary or other similar duty or obligation of such Stockholder Indemnitee to its direct or indirect equity holders, creditors or Affiliates or (y) to the extent such Actions are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its subsidiaries or (iii) any services provided prior, on or after the date of this Agreement by the Principal Stockholders or their respective Affiliates to the Company or any of its subsidiaries. The Company shall defend at its own cost and expense in respect of any Action which may be brought against the Company and/or its Affiliates and the Stockholder Indemnitees. The Company shall defend at its own cost and expense any and all Actions which may be brought in which the Stockholder Indemnitees may be impleaded with others upon any Action by the Stockholder Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by any of the Stockholder Indemnitees, then such Stockholder Indemnitee shall reimburse the Company for the costs of defense and other costs incurred by the Company in proportion to such Stockholder Indemnitee’s culpability as proven. In the event of the assertion against any Stockholder Indemnitee of any Action or the commencement of any Action, the Company shall be entitled to participate in such Action and in the investigation of such Action and, after written notice from the Company to such Stockholder Indemnitee, to assume the investigation or defense of such Action with counsel of the Company’s choice at the Company’s expense; provided, however, that such counsel shall be reasonably satisfactory to the Stockholder Indemnitee. Notwithstanding anything to the contrary contained herein, the Company may retain one firm of counsel to represent all Stockholder Indemnitees in such Action; provided, however, that the Stockholder Indemnitee shall have the right to employ a single firm of separate counsel (and any necessary local counsel) and to participate in the defense or investigation of such Action and the Company shall bear the expense of such separate counsel (and local counsel, if applicable), if (x) in the opinion of counsel to the Stockholder Indemnitee, use of counsel of the Company’s choice could reasonably be expected to give rise to a conflict of interest, (y) the Company shall not have employed counsel satisfactory to the Stockholder Indemnitee to represent the Stockholder Indemnitee within a reasonable time after notice of the assertion of any such Action or (z) the Company shall authorize the Stockholder Indemnitee to employ separate counsel at the Company’s expense.

(j)    Indemnification Priority. The Company hereby acknowledges that the D&O Indemnitees and the Stockholder Indemnitees (collectively, the “Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by a Principal Stockholder or one or more of their respective Affiliates (collectively, the “Principal Stockholder Indemnitors”). The Company hereby (i) agrees that the Company and any subsidiary of the Company that provides indemnity shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Principal Stockholder Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary), (ii) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this agreement or any other agreement between the Company and an Indemnitee, without regard to any rights an Indemnitee may have against any Principal Stockholder Indemnitor or their insurers, and (iii) irrevocably waives, relinquishes and releases the Principal Stockholder Indemnitors from any and all claims against the Principal Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Principal Stockholder Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company, as the case may be, shall affect the foregoing and the Principal Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

(k)    Limitation of Liability. No Stockholder Indemnitee shall be personally liable to the Company or any other Stockholder Indemnitee for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with (i) any Principal Stockholder’s or its Affiliates’ beneficial ownership of Common Stock or other equity securities of the Company or control or ability to influence the Company or any of its subsidiaries (other than any such Actions (x) to the extent such Actions arise out of any breach of this Agreement by a Stockholder Indemnitee or its Affiliates or the breach of any fiduciary or other similar duty or obligation of such Stockholder Indemnitee to its direct or indirect equity holders, creditors or Affiliates or (y) to the extent such Actions are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its subsidiaries or (iii) any services provided prior, on or after the date of this Agreement by the Principal Stockholders or their respective Affiliates to the Company or any of its subsidiaries.

Section 3.2.    Voting Agreement. Each Principal Stockholder agrees to cast all votes to which such Principal Stockholder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated in accordance with Section 3.1(a)-(e) and to otherwise effect the intent of this Article III; provided, that at any time any Principal Stockholder holds more than 5%, but less than 10%, of the issued and outstanding shares of Common Stock, such Principal Stockholder shall have the right, but not the obligation, to terminate its obligations with the respect to the foregoing voting agreement (and the reciprocal obligations of the other Principal Stockholders with respect to any Principal Stockholder Designee of such terminating Principal Stockholder shall automatically terminate). For the avoidance of doubt, notwithstanding the election by such Principal Stockholder to terminate its obligations with respect to the foregoing voting agreement, all other terms of this Agreement shall continue in full force and effect with respect to such terminating Principal Stockholder.

Section 3.3.    Additional Management Provisions. The Company hereby agrees and acknowledges that the Principal Stockholder Designees of each Principal Stockholder entitled to designate a member of the Board pursuant to this Agreement shall receive such information relating to the financial condition, business, prospects or corporate affairs of the Company as such Principal Stockholder may from time to time reasonably request, and such Principal Stockholder Designee may share such information about the Company with such Principal Stockholder.

Section 3.4.    Confidentiality. Each Stockholder agrees with the Company for the benefit of the Company that such Stockholder will, until the second anniversary of the termination of this Agreement with respect to such Stockholder, keep confidential and will not disclose, divulge or use for any purpose (other than to monitor, increase or decrease its investment in the Company) any confidential information obtained from the Company pursuant to this Agreement or provided by or on behalf of the Company to such Stockholder unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Stockholder), (b) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information, (c) is determined by the Company in good faith upon request of any Stockholder no longer to be confidential information (as confirmed in writing to the Stockholder by the Board) or (d) is or has been made known or disclosed to the Stockholder by a third party without the Stockholder’s knowledge that the disclosure of such information constitutes a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing or prospective Affiliate, partner, member, stockholder or wholly owned subsidiary of such Stockholder in the ordinary course of business; provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, including, without limitation, to the extent required in periodic disclosures or for regulatory purposes; provided that the Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; provided, further that nothing in this Section 3.4 shall be deemed to restrict any Stockholder’s ability to monetize its equity investment in the Company in compliance with applicable securities laws. Notwithstanding the foregoing, each of the Company and each Stockholder acknowledges that each other Stockholder may develop or receive from third parties information that is the same as or similar to the confidential information of the Company, and agrees that nothing in this Agreement restricts or prohibits any Stockholder (by itself or through a third party) from developing, receiving or disclosing such information, or any products, services, concepts, ideas, systems or techniques that are similar to or compete with the products, services, concepts, ideas, systems or techniques contemplated by or embodied in the confidential information of the Company.

Section 3.5.    Access. The Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, (a) afford the officers, employees, auditors and other agents of each Principal Stockholder, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford each Principal Stockholder the opportunity to discuss the affairs, finances and accounts of the Company and its subsidiaries with their respective officers from time to time as such Principal Stockholder may reasonably request; provided, however, that the Company shall not be obligated pursuant to this Section 3.5 to provide access to any information if the Company has been advised by its legal counsel that the disclosure of such information would adversely affect the attorney-client privilege between the Company and its legal counsel.

Section 3.6.    Controlled Company.

(a)    The Principal Stockholders acknowledge and agree that, (i) by virtue of this Article III, they are acting as a “group” within the meaning of the stock exchange rules as of the date hereof, and (ii) by virtue of the combined voting power of Company Shares held by the Principal Stockholders representing more than 50% of the total voting power of the Company Shares outstanding as of the Closing, the Company qualifies as of the Closing as a “controlled company” within the meaning of the stock exchange rules.

(b)    So long as the Company qualifies as a “controlled company” for purposes of the stock exchange rules, the Company will elect to be a “controlled company” for purposes of the stock exchange rules, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. If the Company ceases to qualify as a “controlled company” for purposes of the stock exchange rules, the Principal Stockholders and the Company will take whatever action may be reasonably necessary in relation to such party, if any, to cause the Company to comply with stock exchange rules as then in effect within the timeframe for compliance available under such rules.

Section 3.7.    Actions Requiring Principal Stockholder Approval. Subject to the Company Charter, the Company By-laws and applicable laws, so long as the Principal Stockholders continue to own at least a majority of the issued and outstanding shares of Common Stock, the following actions by the Company or any subsidiary of the Company shall require the prior written consent of a Majority in Interest of the Principal Stockholders:

(a)    Change in Control. Entering into or effecting a Change in Control.

(b)    Certain Acquisitions and Dispositions. Directly or indirectly, entering into or effecting any transaction or series of related transactions involving, or entering into any agreement providing for, (i) the purchase, lease, license, exchange or other acquisition by the Company or its subsidiaries of any assets and/or equity securities for consideration having a fair market value (as reasonably determined by the Board and including the assumption of indebtedness) in excess of $20.0 million and/or (ii) the sale, lease, license, exchange or other disposal by the Company or its subsidiaries of any assets and/or equity securities having a fair market value or for consideration having a fair market value (in each case as reasonably determined by the Board and including the assumption of indebtedness) in excess of $20.0 million; in each case, other than transactions solely between or among the Company, Intermediate Holdco, QL Holdings LLC and any subsidiary of QL Holdings LLC.

(c)    Affiliate Transactions. Neither the Company, QL Holdings LLC nor or any of their respective subsidiaries shall make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Principal Stockholder or any Affiliate of a Principal Stockholder (each, an “Affiliate Transaction”). For purposes of this Agreement, the following shall not constitute an “Affiliate Transaction”: (i) any transaction, contract, agreement, loan, advance or guarantee completed or in effect upon, or prior to, the Closing and (ii) any transaction, contract or agreement relating to director and officer indemnification, advancement of expenses and/or insurance. Notwithstanding anything to the contrary in this Section 3.7, an Affiliate Transaction shall require the prior written consent of a Majority in Interest of the Principal Stockholders excluding the interested Principal Stockholder. Solely for purposes of this Section 3.7(c), each Founder (together with any of its Permitted Affiliate Transferees) individually shall be deemed a Principal Stockholder.

(d)    Certain Joint Ventures and Business Alliances. Directly or indirectly, entering into any joint venture or similar business alliance involving, or entering into any agreement providing for, the investment, contribution or disposition by the Company or its subsidiaries of assets (including stock of any such subsidiaries) having a fair market value (as reasonably determined by the Board) in excess of $20.0 million, other than transactions solely between or among the Company, Intermediate Holdco and QL Holdings LLC.

(e)    Certain Indebtedness. Incurring (or extending, supplementing or otherwise modifying any of the material terms of) any indebtedness (including any refinancing of existing indebtedness), assuming, guaranteeing, endorsing or otherwise as an accommodation becoming responsible for the obligations of any other Person (other than the Company or any of its subsidiaries), or entering into (or extending, supplementing or otherwise modifying any of the material terms of) any agreement under which the Company or any of its subsidiaries may incur indebtedness in the future, in each case in an aggregate principal amount in excess of $20.0 million in any transaction or series of related transactions and other than a drawdown of amounts committed (including under a revolving facility) under a debt agreement that previously received the prior written consent of a Majority in Interest of the Principal Stockholders or that was entered into on or prior to the date hereof.

(f)    Issuance of Equity Securities. Authorizing or issuing equity securities of the Company or its direct or indirect subsidiaries other than (i) pursuant to any equity incentive plans or arrangements that have been approved by the Board or (ii) upon an exchange of Class B-1 Units (together with an equivalent number of shares of the Class B Common Stock) for shares of the Class A Common Stock pursuant to the Exchange Agreement.

(g)    Dissolution; Liquidation; Reorganization; Bankruptcy. Initiating a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company, QL Holdings LLC or any of their respective subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act.

(h)    Nature of Business. Making any material change to the nature of the business, the strategic direction or line of business of the Company or any of its subsidiaries.

(i)    Chief Executive Officer. Hiring a new Chief Executive Officer or terminating the employment of the Chief Executive Officer; provided, however, that the consent of the Founder Investor shall not be required for the termination of any Founder.

(j)    Size of Board. Increasing or decreasing the size of the Board other than in accordance with Article III.

(k)    Certain Actions by QL Holdings LLC. Authorizing its subsidiary, Intermediate Holdco, as managing member of QL Holdings LLC, to:

(1)    approve of transfers of Class A-1 Units or Class B-1 Units pursuant to Section 9.01 of the LLC Agreement.

(2)    approve of QL Holdings LLC’s entry into certain restricted transactions pursuant to Section 9.06(a) of the LLC Agreement.

(3)    amend or waive any part of the LLC Agreement pursuant to Section 14.08(iii) of the LLC Agreement.

(4)    cause the merger of QL Holdings LLC with or into the Company or any subsidiary of the Company.

(l)    Exchanges. Electing to deliver Cash Consideration (as such term is defined in the Exchange Agreement) in connection with an exchange under the Exchange Agreement. Notwithstanding anything to the contrary in this Section 3.7, such election shall require the prior written consent of a Majority in Interest of the Principal Stockholders excluding any interested Principal Stockholder. Solely for purposes of this Section 3.7(l), each Founder (together with any of its Permitted Affiliate Transferees) individually shall be deemed a Principal Stockholder.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1.    Company Charter and Company By-laws. The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company Charter or the Company By-laws. The Company and the Principal Stockholders agree to take all Necessary Action to amend the Company Charter and Company By-laws so as to avoid any conflict with the provisions hereof.

Section 4.2.    Freedom to Pursue Opportunities. Subject to Section 12.03 of the Company Charter and any contractual obligations by which the Company or any or all of the Principal Stockholders may be bound from time to time, none of the Principal Stockholders nor any of their Affiliates shall have a duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company or any of the Company’s Affiliates, including those business activities or lines of business deemed to be competing with the Company or any of the Company’s Affiliates. To the fullest extent permitted by law none of the Principal Stockholders nor any of their Affiliates, nor any of their respective officers or directors, shall be liable to the Company or its stockholders, or to any Affiliate of the Company or such Affiliate’s stockholders or members, for breach of any fiduciary duty, solely by reason of any such activities of any Principal Stockholder or its Affiliates, or of the participation therein by any officer or director of any Principal Stockholder or its Affiliates. To the fullest extent permitted by law, but subject to any contractual obligations by which the Company or any or all of the Principal Stockholders may be bound from time to time, none of the Principal Stockholders nor any of its Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Company or any of the Company’s Affiliates, and without limiting Section 12.03 of the Company Charter, none of the Principal Stockholders nor any of their Affiliates nor any of their respective officers, directors or employees shall be deemed to have breached his, her or its fiduciary duties, if any, to the Company or its stockholders or to any Affiliate of the Company or such Affiliate’s stockholders or members solely by reason of engaging in any such activity. Subject to any contractual provisions by which the Company or any or all of the Principal Stockholders or their respective Affiliates may be bound from time to time, in the event that any Principal Stockholder or any of their Affiliates or any of their respective officers, directors or employees, acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for any Principal Stockholder (or any of its respective Affiliates), on the one hand, and the Company (or any of its Affiliates), on the other hand, none of the Principal Stockholders nor any of their Affiliates, officers, directors or employees shall have any duty to communicate or offer such corporate opportunity to the Company or any of its Affiliates, and to the fullest extent permitted by law, none of the Principal Stockholders nor any of their Affiliates, officers, directors or employees shall be liable to the Company or its stockholders, or any Affiliate of the Company or such Affiliate’s stockholders or members, for breach of any fiduciary duty or otherwise, solely by reason of the fact that such Principal Stockholder or any of its Affiliates, officers, directors or employees acquires, pursues or obtains such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Company or any of its Affiliates, and the Company (on behalf of itself and its Affiliates and their respective stockholders and Affiliates) to the fullest extent permitted by law hereby waives and renounces in accordance with Section 122(17) of the DGCL any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company or any of its Affiliates. For purposes of this Section 4.2, the term “Affiliate” shall be given the meaning set forth in prong (a) of the definition herein.

Section 4.3.    Assignment; Benefit.

(a)    The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto, subject to the prior termination of this Agreement with respect to any Principal Stockholder in accordance with Section 4.5. Any attempted assignment of rights or obligations in violation of this Section 4.3 shall be null and void. Notwithstanding the requirement to obtain the prior written consent of the other parties hereto, each of WTM, Insignia and the Founders, without the prior written consent of the other parties hereto, may, at any time, assign their rights and obligations hereunder (in whole or in part) to any of their respective Affiliates to whom such party transfers any shares of Common Stock (together with an equivalent number of Class B-1 Units, in the case of any transfer of Class B Common Stock) held by such party as of the Closing; provided that any such assignee shall only become a party hereto by executing a counterpart signature page hereof and, if applicable, joinders to the Exchange Agreement and the LLC Agreement, in each case in accordance with the terms therein (any such assignee, a “Permitted Affiliate Transferee”).

(b)    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Indemnitees and the Principal Stockholder Indemnitors under Section 3.1(h), and the Principal Stockholders and their Representatives under Section 4.2.

Section 4.4.    Restrictions on Business Combination Transactions. The Company shall not be a party to any reorganization, Share Exchange, consolidation, conversion or merger or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger (each a “Business Combination Transaction”) that includes or is in conjunction with a transaction involving the disposition, exchange or conversion of Class B-1 Units for consideration unless (a) each holder of Class A Common Stock and Class B-1 Units (together with an equivalent number of shares of Class B Common Stock) is allowed to participate pro rata in such Business Combination Transaction (as if the Class B-1 Units (together with an equivalent number of shares of Class B Common Stock) had been exchanged immediately prior to such Business Combination Transaction for Class A Common Stock pursuant to the Exchange Agreement) and (b) the gross proceeds payable in respect of each Class B-1 Unit equals the gross proceeds that would be payable on account of such Class B-1 Unit if it were exchanged immediately prior to such Business Combination Transaction into Class A Common Stock pursuant to the Exchange Agreement. Nothing in this Section 4.4 shall be deemed to modify any of the rights of Insignia or the Founders set forth in the Tax Receivables Agreement.

Section 4.5.    Termination. If not otherwise stipulated, this Agreement shall terminate automatically (without any action by any party hereto) as to each Principal Stockholder when such Principal Stockholder no longer holds at least 5% of the issued and outstanding shares of Common Stock.

Section 4.6.    Limits on Transfer or Issuance of Common Stock.

(a)    The parties each acknowledge and agree that no shares of Class A Common Stock may be issued unless (a) an equivalent number of Class A-1 Units are issued therewith (including any issuances of shares of Class A Common Stock held in treasury or otherwise by the Company or any of its subsidiaries) or (b) the issuance of shares of Class A Common Stock is to a holder of Class B-1 Units in exchange for Class B-1 Units (together with an equivalent number of shares of Class B Common Stock) pursuant to the Exchange Agreement. The parties each also acknowledge and agree that no shares of Class B Common Stock may be Transferred or issued unless an equivalent number of Class B-1 Units are Transferred or issued therewith (including any transfers or issuances of shares of Class B Common Stock held in treasury or otherwise by the Company or any of its subsidiaries) and that the Company will not register any Transfers of shares of Class B Common Stock that do not satisfy this Section 4.6(a).

(b)    After the expiration of the 180-day lock-up pursuant to that certain lock up agreement entered into with the several underwriters in connection with the IPO and until the one-year anniversary of the Closing, the Principal Stockholders shall coordinate any sale of their respective shares of Common Stock, which in any event shall provide for sales on a pro rata basis by all Principal Stockholders that elect to participate in any sale.

Section 4.7.    Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.8.    Entire Agreement; Amendment.

(a)    This Agreement sets forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. This Agreement or any provision hereof may only be amended, modified or waived, in whole or in part, at any time by an instrument in writing signed by each of the Principal Stockholders with respect to which this Agreement is not terminated.

(b)    No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c)    The parties hereby agree to take no action to amend or repeal the provisions set forth in Section 10.02 of the Company Charter (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in any respect, or to adopt, amend (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) or repeal any other provision of the Company Charter which would have the effect of modifying or permitting the circumvention of the provisions set forth in Section 10.02 of the Company Charter, unless such action is approved by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of Class A Common Stock entitled to vote with respect thereto.

Section 4.9.    Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 4.10.    Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission, by electronic mail or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), at the following addresses (or at such other address as shall be specified by like notice):

if to the Company, to:

MediaAlpha, Inc.

700 South Flower Street, Suite 640

Los Angeles, California 90017

Attention: General Counsel

E-mail: legal@mediaalpha.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: C. Daniel Haaren

Facsimile: (212) 474-1708

E-mail: dhaaren@cravath.com

if to the WTM Investor, to:

White Mountains Investments (Luxembourg) S.à r.l.

Société à responsabilité limitée

1, rue Hildegard von Bingen

Luxembourg, L-1282

R.C.S. Luxembourg: B 167.137

Attention: Manfred Schneider

with a copy (which shall not constitute notice) to:

White Mountains Insurance Group, Ltd.

23 S. Main St, Suite 3B

Hanover, NH 03755

Attention: Robert Seelig, EVP & GC

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: David J. Perkins

Facsimile: (212) 474-1708

E-mail: dperkins@cravath.com

if to the Insignia Investor, to:

Insignia Capital Group

1333 California Blvd, Suite 520

Walnut Creek, CA 94596

Attention: Tony Broglio

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention: Robert Wilson, P.C.

E-mail: robert.wilson@kirkland.com

if to the Founder Investor, to:

700 S. Flower St., Suite 640

Los Angeles, CA 90017

Attention: Steven Yi

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: Hamed Meshki, P.C.

E-mail: hamed.meshki@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue, New York, NY 10022

Attention: Timothy Cruickshank, P.C.

E-mail: tim.cruickshank@kirkland.com

Section 4.11.    Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.12.    Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.13.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 4.14.    Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall therefore be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 4.15.    Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

Section 4.16.    Transfer Restrictions on Class B Common Stock.

(a)    Any purported transfer of shares of Class B Common Stock in violation of the restrictions described in Section 4.6(a) (the “Restrictions”) shall be null and void. If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock transferred in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Company’s transfer agent (the “Transfer Agent”).

(b)    Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of Section 4.6(a), the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Company, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(c)    The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by by-law or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.16 for determining whether any acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.16. Any such procedures and regulations shall be kept on file with the Secretary of the Company and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to any holder of shares of Class B Common Stock.

(d)    The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(e)    Upon the transfer of any shares of Class B Common Stock to the Company by the Principal Stockholders, or their successors and assigns, such shares of Class B Common Stock shall immediately be cancelled on the books and records of the Company and shall no longer be deemed to be issued and outstanding capital stock of the Company.

Section 4.17.    Effectiveness. This Agreement shall become operative and effective upon, but contingent on, the effectiveness of the Company Charter.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

MEDIAALPHA, INC.

By:	/s/ Steven Yi
Name: Steven Yi
Title: Chief Executive Officer

WHITE MOUNTAINS INVESTMENTS (LUXEMBOURG) S.À R.L.

By:	/s/ Manfred Schneider
Name: Manfred Schneider
Title: Manager

INSIGNIA QL HOLDINGS, LLC

By:	/s/ Tony Broglio
Name: Tony Broglio
Title: President and Secretary

INSIGNIA A QL HOLDINGS, LLC

By:	/s/ Tony Broglio
Name: Tony Broglio
Title: President and Secretary

[Signature Page to Stockholders Agreement]

STEVEN YI

By:	/s/ Steven Yi

EUGENE NONKO

By:	/s/ Eugene Nonko

AMBROSE WANG

By:	/s/ Ambrose Wang

OBF INVESTMENTS, LLC

By:	/s/ Steven Yi
Name: Steven Yi
Title: Manager

O.N.E. HOLDINGS LLC

By:	/s/ Eugene Nonko
Name: Eugene Nonko
Title: Manager

WANG FAMILY INVESTMENTS LLC

By:	/s/ Ambrose Wang
Name: Ambrose Wang
Title: Manager

[Signature Page to Stockholders Agreement]

QUOTELAB HOLDINGS, INC.

By:	/s/ Steven Yi
Name: Steven Yi
Title: President and CEO

[Signature Page to Stockholders Agreement]